Exhibit 99.9

REVOCABLE 401(K) PLAN VOTING INSTRUCTION CARD - PRUDENTIAL BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

December __, 2016

11:00 am, Eastern Time

THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRUDENTIAL BANCORP, INC. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER __, 2016 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the trustees of the Prudential Bancorp, Inc. 401(k) Plan to represent and vote, as designated below, all the shares of common stock of Prudential Bancorp, Inc. allocated as described below at the Special Meeting to be held at the main office of Prudential Savings Bank, located at 1834 West Oregon Avenue, Philadelphia, Pennsylvania on __day, December __, 2016 at 11:00 a.m., Eastern time, or at any adjournment thereof.

This card constitutes your voting instructions for any shares held in the 401(k) Plan and the undersigned hereby authorizes the trustees to vote the shares allocated to the undersigned’s account as provided herein. Shares held in the 401(k) Plan allocated to participant’s accounts will generally not be voted unless the voting instruction card is returned or instructions are received by telephone or via the Internet. With respect to any other matter that properly comes before the meeting, the trustees are authorized to vote the shares as directed by Prudential Bancorp, Inc.

The Board of Directors recommends that you vote “FOR” approval of the proposal for the issuance of the shares of Prudential common stock to holders of Polonia common stock in connection with the merger and “FOR” the proposal to authorize the adjournment of the Prudential special meeting, if necessary or appropriate.

1.	Proposal to approve the issuance of shares of Prudential Bancorp, Inc. common stock to holders of Polonia Bancorp, Inc. common stock in connection with the merger of Polonia with and into Prudential as contemplated by the Agreement and Plan of Merger dated as of June 2, 2016, by and between Prudential and Polonia.

☐      FOR      ☐      AGAINST      ☐      ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the proposal to issue shares of Prudential common stock to holders of Polonia common stock in the merger.

☐      FOR      ☐      AGAINST      ☐      ABSTAIN

THE SHARES OF COMMON STOCK OF PRUDENTIAL BANCORP, INC. WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED THE SHARES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL FOR THE ISSUANCE OF THE SHARES OF PRUDENTIAL COMMON STOCK TO HOLDERS OF POLONIA COMMON STOCK IN CONNECTION WITH THE MERGER AND FOR THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE PRUDENTIAL SPECIAL MEETING, IF NECESSARY OR APPROPRIATE.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders of Prudential Bancorp, Inc. called for December __, 2016 and the accompanying Proxy Statement prior to the signing of this voting instruction card.

Dated:

Signature

PLEASE PROVIDE YOUR VOTING INSTRUCTIONS TO VOTE BY TELEPHONE OR VIA THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENLCOSED POSTAGE-PAID ENVELOPE.